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                                   EXHIBIT 12

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDEND REQUIREMENTS

        The following table sets forth the ratio of earnings to fixed charges and preferred stock dividend requirements for the periods indicated:

                                    Five Months
        Years Ended July 31,     Ended December 31,     Years Ended December 31,
       ----------------------    ------------------     ------------------------
       1996     1997     1998          1998               1999          2000
       ----     ----     ----          ----               ----          ----
       4:9      3:5      3:0            3:1               2:2           2:1

        For purposes of computing these ratios, earnings have been calculated by adding fixed charges (excluding capitalized interest and preferred stock dividends) to income before extraordinary items. Fixed charges consist of interest costs, whether expensed or capitalized, preferred stock dividend requirements, the interest component of rental expense, if any, and amortization of debt discounts and issue costs, whether expensed or capitalized.


           CALCULATION OF COMBINED RATIO OF EARNINGS TO FIXED CHARGES
                    AND PREFERRED STOCK DIVIDEND REQUIREMENTS
                          YEAR ENDED DECEMBER 31, 2000
                          (DOLLAR AMOUNTS IN THOUSANDS)


      EARNINGS:
      Net income                                           $122,323
      Interest expense (including amortization of debt
      discount and issuing costs)                            92,915
      Equity in loss of affiliate                            17,867
      Other adjustments                                         400
                                                           --------
          Total                                            $233,505
                                                           ========

      FIXED CHARGES:

      Interest expense (including amortization of debt
      discount and issuing costs)                          $ 92,915
      Capitalized interest                                      436
      Preferred stock dividends                              22,635
      Other adjustments                                         400
                                                           --------
          Total                                            $116,386
                                                           ========

      RATIO OF EARNINGS TO FIXED CHARGES AND
        PREFERRED STOCK DIVIDEND REQUIREMENTS                   2:1